Exhibit 10.3
iRobot Corporation
Executive Sale Bonus Plan
approved: March 26, 2025

The chart below contains the terms of the sale-based incentive bonus plan for certain senior executives of the Company selected for participation by the Board of Directors.

Term	Executive Sale Bonus Plan
Number of Participants	5 executive officers
Payout	Cash
Metric(s)	Net proceeds received from a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan)
Performance Period	Through the closing of a Sale Event
Performance Payouts
• At or below the minimum amount of net proceeds received from a Sale Event, as approved by the Board of Directors: Pool of $2.7 million

• At the target amount of net proceeds received from a Sale Event, as approved by the Board of Directors: Pool of $9.0 million

• At the maximum amount of net proceeds received from a Sale Event, as approved by the Board of Directors: Pool of $16.6 million

• Above the maximum amount of net proceeds received from a Sale Event, as approved by the Board of Directors: Pool of $16.6 million plus 5% of any net proceeds above the maximum amount (no cap)

• Payout amounts between net proceeds hurdles will be calculated by linear interpolation

Individual Incentive Amount Targets	Pool to be allocated among the Participants based on allocation percentages approved by the Board
Termination Provisions
• Termination for “cause” or without good reason: forfeit any unpaid amounts

• Termination without “cause”, resignation for good reason, death, or disability: payment of earned amount upon closing of the Sale Event